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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-159832, 333-115498, 333-104347, 333-85854 and 333-134062 on Form S-8 of our reports dated December 15, 2009, relating to (1) the consolidated financial statements of Coherent, Inc. and subsidiaries (collectively, the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of an accounting principle) and (2) the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended October 3, 2009.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
December 15, 2009

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM